UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant	Filed by a Party other than the Registrant

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Preliminary Proxy Statement
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Soliciting Material under §.240.14a-12

Tremont Mortgage Trust

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 19, 2021, TRMT Mortgage Trust, or TRMT, commenced mailing of the following letter to shareholders entitled to vote at the TRMT special meeting of shareholders in connection with the proposed merger of TRMT with and into RMRM Mortgage Trust.

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

August 16, 2021

Dear Fellow Tremont Mortgage Trust Shareholders,

We recently sent you proxy materials in connection with the Special Meeting of Shareholders of Tremont Mortgage Trust, or TRMT, which is scheduled for September 17, 2021, at 11:00 a.m. Eastern Time. Your vote is extremely important.

As described in the joint proxy statement/prospectus, dated July 26, 2021, which we previously sent to you, the TRMT board of trustees and the RMR Mortgage Trust, or RMRM, board of trustees have each approved an Agreement and Plan of Merger, dated as of April 26, 2021. Pursuant to the terms and subject to the conditions of the Merger Agreement, TRMT has agreed to merge with and into RMRM, with RMRM continuing as the surviving entity in the merger.

Upon the effectiveness of the merger, TRMT shareholders will be entitled to receive 0.52 of one (1) newly issued common share of beneficial interest of RMRM for each common share of beneficial interest of TRMT that they own immediately prior to the effective time of the merger, subject to adjustment as set forth in the Merger Agreement.

As set forth in the joint proxy statement/prospectus, the TRMT board of trustees believes the merger will provide TRMT shareholders with a number of strategic and financial benefits, including the premium TRMT shareholders will be entitled to receive in the merger and the ability to participate directly in the growth of the combined company through their continued ownership of approximately 30% of the combined company immediately after the merger. The TRMT board of trustees also believes that the combined company will be a more diversified commercial mortgage real estate investment trust focused on middle market transitional bridge loans with assets expected to approach $1 billion when fully invested. Additionally, the TRMT board of trustees believes that, with increased scale and an expanded capital base, the combined company will be better positioned to access capital markets, increase operating efficiency, and deliver more attractive risk-adjusted returns for shareholders.

The TRMT board of trustees recommends that you vote “FOR” the proposals described in the joint proxy statement/prospectus in order to implement and realize the anticipated benefits of the merger.

Your vote is very important. Please vote your shares today via the Internet or by telephone in accordance with the instructions below. Alternatively, please mark, sign, date and mail your proxy card or voting instruction form in the postage-paid envelope provided.

If you need assistance voting your shares, please contact D.F. King & Co., Inc., which is assisting TRMT, toll free at (866) 796-1292 or by email at TRMT@dfking.com.

On behalf of your board of trustees, thank you for your cooperation and continued support.

Sincerely,

G. Douglas Lanois
Chief Financial Officer and Treasurer

Three easy ways to vote